Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BIOLASE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(3)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Previously paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)(2)(3)	2,221,880	$1.1525	$ 2,560,717	$147.60 per $1,000,000	$377.97
Fees to be paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)(3)(4)	2,221,880	$0.15	$333,282	$147.60 per $1,000,000	$49.20

	Total Offering Amounts			4,443,760	—	$2,893,999	$147.60 per $1,000,000	$427.17

	Total Fee Offsets							—

	Net Fee Due							$49.20(5)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued by BIOLASE, Inc. (the “Registrant”) in connection with any stock split, stock dividend or similar transaction.
(2)
Calculated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), reported on the Nasdaq Capital Market on December 21, 2023.
(3)
Represents shares of our common stock offered by the selling stockholder issuable upon the exercise of warrants to purchase shares of common stock issued to the selling stockholder in a private placement.
(4)
Calculated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Common Stock reported on the Nasdaq Capital Market on March 21, 2024.
(5)
A fee of $377.97 was previously paid.